Exhibit Index

EXHIBIT NO. (99) Press release, dated April 17, 2006 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
FOR THE FIRST QUARTER OF 2006

Bluffton, Indiana - April 17, 2006 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record first quarter diluted earnings per share of $0.42, an increase of 68 percent compared to 2005 first quarter earnings per share of $0.25 and net income was a record $9.7 million, an increase of 67 percent compared to last year’s first quarter net income of $5.8 million.

First quarter sales were a record $111.0 million, an increase of $28.5 million or 35 percent for the same quarter of 2005.  The record sales were driven by increased demand for Water Systems products from domestic distributors as well as pump manufacturers.  Submersible motor sales increased across the entire product range.  We believe a portion of the motor sales growth may have been attributable to submersible motor inventory increases by major pump manufacturers purchasing additional quantities as a hedge against future supply uncertainties resulting from Franklin’s distribution strategy change and other changes in the marketplace. Water Systems pump sales continued growing rapidly with unit volume increasing by over 150 percent in 2006 versus first quarter 2005. Fueling system product sales were also up about 35 percent from the prior year first quarter. Most of the Fueling Systems sales growth was the result of increased demand for Franklin’s piping and fuel pumping product lines. Net sales for Europa increased 6 percent in the first quarter of 2006 after the effect of foreign currency exchange rate changes and 15 percent before the effect of exchange rate changes. Global exchange rate fluctuations decreased first quarter sales by about $2.0 million. Sales growth from prior acquisitions was approximately $1.0 million during the first quarter.

For first quarter 2006, operating earnings were $15.0 million, up $6.0 million or 66 percent compared to $9.0 million a year ago. The improvement in operating earnings was primarily driven by the record sales. The Company adopted SFAS No. 123(R) “Share Based Payments” and included approximately $0.9 million for pre-tax stock based compensation expenses for the first quarter of 2006. Selling and administrative expenses increased primarily due to marketing and selling costs attributable to the Company’s channel strategy change for Water Systems product distribution in the Western Hemisphere and Asia.

On March 20, Franklin announced that it had reached a definitive agreement to purchase the Little Giant Pump Company for $121.0 million.  Franklin Electric has now received Federal Government approval and plans to close the acquisition before the end of April.  Net of fees and tax benefits, the acquisition value paid is equal to approximately one times Little Giant annual sales.

Scott Trumbull, Chairman and Chief Executive Officer, stated “We are pleased with the enthusiasm that distributors and contractors are showing for our pump, motor and electronic control product lines.  Our sales momentum with these customers is continuing to build in both the water systems and petroleum equipment distribution channels.  We are also pleased that the Little Giant Pump Company is becoming a part of Franklin Electric.  This acquisition will further solidify our position as a leading global supplier of water pumping equipment for residential and light commercial markets.”

Franklin Electric is a global leader in the production and marketing of groundwater and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	First Quarter Ended
	April 1,	April 2,
	2006	2005

Net sales	$110,980	$82,434

Cost of sales	74,388	56,955

Gross profit	36,592	25,479

Selling and administrative expenses	21,615	16,272

Restructuring expense	-	205

Operating income	14,977	9,002

Interest expense	(193)	(172)
Other income	445	151
Foreign exchange gain / (loss)	(45)	11

Income before income taxes	15,184	8,992

Income taxes	5,485	3,181

Net income	$9,699	$5,811

Net income per share:
Basic	$0.43	$0.26
Diluted	$0.42	$0.25

Weighted average shares and equivalent
shares outstanding:
Basic	22,583	22,138
Diluted	23,105	23,264

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	April 1,	Dec. 31,
	2006	2005

ASSETS:

Cash and equivalents	$69,378	$52,136
Investments	-	35,988
Receivables	42,446	30,165
Inventories	80,929	70,381
Other current assets	14,900	14,350
Total current assets	207,653	203,020

Property, plant and equipment, net	95,861	95,732
Goodwill and other assets	80,890	81,010
Total assets	$384,404	$379,762

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$1,309	$1,303
Accounts payable	20,508	26,409
Accrued liabilities	32,034	36,310
Total current liabilities	53,851	64,022

Long-term debt	12,350	12,324
Deferred income taxes	4,369	4,296
Employee benefit plan obligations	25,899	25,830
Other long-term liabilities	5,630	5,728

Shareowners' equity	282,305	267,562
Total liabilities and shareowners' equity	$384,404	$379,762

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	April 1,	April 2,
	2006	2005

Cash flows from operating activities:
Net income	$9,699	$5,811
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	4,075	3,944
Stock based compensation	894	-
Deferred income taxes	261	849
Loss/(gain) on disposals of plant and equipment	(5)	28
Changes in assets and liabilities:
Receivables	(12,053)	3,337
Inventories	(9,911)	(18,297)
Accounts payable and other accrued expenses	(9,330)	(2,657)
Excess tax from share-based payment arrangements	(1,176)	-
Employee benefit plans	(23)	(324)
Other, net	(668)	(827)
Net cash flows from operating activities	(18,237)	(8,136)
Cash flows from investing activities:
Additions to plant and equipment	(2,912)	(2,145)
Proceeds from sale of plant and equipment	45	1,023
Additions to other assets	(52)	(3)
Purchases of securities	(63,500)	(60,000)
Proceeds from sale of securities	99,488	41,989
Net cash flows from investing activities	33,069	(19,136)
Cash flows from financing activities:
Repayment of long-term debt	(70)	(72)
Proceeds from issuance of common stock	3,036	3,710
Excess tax from share-based payment arrangements	1,176	-
Purchases of common stock	(198)	(2,110)
Reduction of loan to ESOP Trust	232	233
Dividends paid	(2,258)	(1,768)
Net cash flows from financing activities	1,918	(7)
Effect of exchange rate changes on cash	492	(261)
Net change in cash and equivalents	17,242	(27,540)
Cash and equivalents at beginning of period	52,136	50,604
Cash and equivalents at end of period	$69,378	$23,064